                                                                    EXHIBIT 3.16

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                            VP HOLDING CORPORATION



          VP Holding Corporation (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

          FIRST:    That the Board of Directors of the Company (the "Board")
          -----
adopted resolutions proposing and declaring advisable the amendment to the Company's Certificate of Incorporation set forth below, and that such amendment was approved by written consent of a majority of the stockholders of the Company and notice was provided to the stockholders pursuant to the applicable provisions of Section 228 of the General Corporation Law of the State of Delaware.

          SECOND:   Paragraph Fourth is deleted entirely and replaced with a new
          ------
Paragraph Fourth that shall read in its entirety as follows:

               "Fourth: (a) The total number of shares of stock which the Corporation shall have authority to issue is ten million five hundred thousand (10,500,000), consisting of ten million (10,000,000) shares of common stock, $0.01 par value per share, and five hundred thousand (500,000) shares of preferred stock, $0.01 par value per share.

                         (b) The preferred stock authorized by this Certificate of Incorporation may be issued from time to time in series. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to and imposed upon any series of preferred stock with respect to any wholly unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any series of preferred stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series."

          IN WITNESS WHEREOF, the Company has caused this Certificate to be executed this 5th day of December 1996.


                              VP HOLDING CORPORATION,
                              a Delaware corporation


                              /s/ John M. Roth
                              -------------------------------------
                              By: John M. Roth
                                  Its:  President

                                       2